Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
 PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 (expected to be filed with the Securities and Exchange Commission (“SEC”) on or about November 9, 2012) of Jammin Java Corp. (the “Company”) of our report dated May 14, 2012 relating to our audit of the Company’s January 31, 2012 financial statements appearing in its Form 10-K for the year then ended (filed with the SEC on May 14, 2012), which is incorporated by reference in the above referenced Form S-8 Registration Statement.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Newport Beach, California
November 9, 2012